Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The following description of registered securities of IVERIC bio, Inc. is intended as a summary only and therefore is not a complete description. The description is based upon, and is qualified by reference to, our certificate of incorporation, as amended, our amended and restated bylaws and applicable provisions of the Delaware General Corporation Law (the “DGCL”). You should read our certificate of incorporation, as amended, and our amended and restated bylaws, which are incorporated by reference as Exhibits 3.1 and 3.2, and Exhibit 3.3, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, for the provisions that are important to you. As used in this “Description of Securities Registered Under Section 12 of the Exchange Act,” the terms “IVERIC,” “Company,” “we,” “our” and “us” refer to IVERIC bio, Inc. and do not, unless the context otherwise indicates, include our subsidiaries.
Authorized Capital Stock
Our authorized capital stock consists of 200,000,000 shares of our common stock, par value $0.001 per share, and 5,000,000 shares of our preferred stock, par value $0.001 per share. Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934.
Common Stock
Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our bylaws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by only the board of directors, the chairman of the board of directors or the chief executive officer. Except as may be otherwise provided by applicable law, our certificate of incorporation or our bylaws, all elections of directors shall be decided by a plurality of the votes cast by the stockholders entitled to vote on the election, and all other questions shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter at a duly held meeting of stockholders at which a quorum is present.
Voting Rights. Each holder of common stock is entitled to one vote for each share held of record on all matters to be voted upon by stockholders.
Dividends. Subject to the rights, powers and preferences of any outstanding preferred stock, and except as provided by law or in our certificate of incorporation, dividends may be declared and paid or set aside for payment on the common stock out of legally available assets or funds when and as declared by the board of directors.
Liquidation and Dissolution. Subject to the rights, powers and preferences of any outstanding preferred stock, in the event of our liquidation or dissolution, our net assets will be distributed pro rata to the holders of our common stock.
Other Rights. Holders of our common stock have no right to:
•convert the stock into any other security;
•have the stock redeemed;
•purchase additional stock; or
•maintain their proportionate ownership interest.
The common stock does not have cumulative voting rights. Holders of shares of our common stock are not required to make additional capital contributions.

Authorized but Unissued Stock
The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Global Select Market.
These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Provisions of Our Certificate of Incorporation and Bylaws and the DGCL That May Have Anti-Takeover Effects
Staggered Board; Removal of Directors. Our certificate of incorporation and our bylaws divide our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation and our bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.
Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board of directors, our chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting stock. These provisions also could discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.
Super-Majority Voting. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above.
Delaware Business Combination Statute.
Section 203 of the DGCL is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation's outstanding voting stock. Section 203 refers to a 15% stockholder as an "interested stockholder." Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:
•a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and
•any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of our capital stock.
The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.
The prohibition against these transactions does not apply if:
•prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or
•the interested stockholder owns at least 85% of our outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.